Exhibit 10.91
CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

AMENDMENT #1 TO LICENSE AGREEMENT
This AMENDMENT #1 TO LICENSE AGREEMENT (this “Amendment #1”), by and between Akebia Therapeutics, Inc., a corporation organized and existing under the laws of the state of Delaware with its principal offices at 245 First Street, Cambridge, MA 02142 (“Akebia”), and MEDICE Arzneimittel Pütter GmbH & Co. KG, a limited partnership organized under the laws of Germany, with corporate domicile at Kuhloweg 37, 58638 Iserlohn, Germany, registered at local court Iserlohn, HRA 1037 (“Licensee”), represented by its general partner Medice Verwaltungs-GmbH, a private liability company with identical corporate domicile, registered at local court Iserlohn, HRB 200, represented by Dr. Richard Ammer, is effective as of November 10, 2025 (the “Amendment Effective Date”). Akebia and Licensee may be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, reference is made to that certain License Agreement, dated May 24, 2023, by and between Akebia and Licensee (the “License Agreement”), and reference is made to that certain Supply Agreement, dated concurrently with this Amendment #1, by and between Akebia and Licensee (the “Drug Substance Supply Agreement,” as more fully defined below);
WHEREAS, pursuant to the Drug Substance Supply Agreement, Akebia shall supply (or have supplied) Drug Substance (as defined below) to Licensee and Licensee will use such Drug Substance to Manufacture Licensed Products; and
WHEREAS, in connection with the supply of such Drug Substance to Licensee pursuant to the Drug Substance Supply Agreement, the Parties hereby desire to amend certain terms of the License Agreement, which is hereby amended as set forth below.
NOW, THEREFORE the Parties agree as follows:
1.    Amendments. As of the Amendment Effective Date, the following amendments are made to the License Agreement:
a.    The following definitions are added to the License Agreement, and the numbering for all ensuing definitions shall be deemed accordingly adjusted for all purposes of the License Agreement:
1.15    “Arising DP Technology” has the meaning set forth in Section 8.1.5 (Arising DP Technology).
1.31    “Drug Substance” means the active pharmaceutical ingredient (API) for vadadustat, which is also commonly referred to as drug substance.

CONFIDENTIAL

1.32    “Drug Substance Supply Agreement” has the meaning set forth in the recitals for Amendment #1.
1.80    “Manufacture of Drug Product” means to Manufacture Licensed Drug Product using Drug Substance supplied to Licensee by or on behalf of Akebia under the Drug Substance Supply Agreement.
b.    The following definitions in the License Agreement are hereby deleted in their entirety and replaced with the following (the section numbering for which has been adjusted to account for the new definitions added in clause (a) hereof):
1.7    “Akebia Know-How” means all Know-How (excluding Joint Know-How but including any Akebia Improvements) that (a) is Controlled as of the Effective Date or during the Term by Akebia or any of its Affiliates; and (b) is necessary for the Development (solely as set forth in this Agreement), Manufacture of Drug Product, Packaging, or Commercialization of the Licensed Product in the Field in the Territory.
1.8    “Akebia Patent Rights” means all Patent Rights (excluding Joint Patent Rights, but including patent rights that cover Akebia Improvements) that (a) are Controlled as of the Effective Date or during the Term by Akebia or any of its Affiliates in the Territory, and (b) are necessary (or, with respect to patent applications, would be necessary if such patent applications were to issue) for the Territory-Specific Development, Manufacture of Drug Product, Packaging, or Commercialization of the Licensed Product in the Field in the Territory. All Akebia Patent Rights as of the Effective Date are set forth on Schedule 1.8.
1.59    “Joint Know-How” means any Improvement that is made during the Term in the performance of any activities under this Agreement (including under the licenses granted hereunder) jointly by at least one Representative of Akebia and at least one Representative of Licensee, but expressly excluding any Know-How included in the Arising DP Technology.
c.    Section 8.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:
8.1    Supply and Purchase Obligations.
8.1.1    Supply by Akebia. Subject to the terms and conditions of this Agreement and the Supply Agreement, Akebia will use Commercially Reasonable Efforts to Manufacture or have Manufactured and supply to Licensee the Licensed Product in Tablet Formulation (in bulk form) for commercial supply and Territory-Specific Development in the Territory. In addition, subject to the terms and conditions of this Agreement and in accordance with the terms of the Drug

CONFIDENTIAL

Substance Supply Agreement, (a) Akebia will Manufacture or have Manufactured and supply to Licensee Drug Substance for commercial supply and Territory-Specific Development in the Territory and (b) Licensee will purchase from Akebia all of Licensee’s requirements of the Drug Substance for Territory-Specific Development and commercial use in the Territory in accordance with Section 2.3 of the Drug Substance Supply Agreement.
8.1.2    Packaging and Labeling. Licensee will be responsible, at its sole cost and expense, for all packaging and labeling, and other related activities required to convert the Licensed Product supplied by Akebia or Manufactured by Licensee into Finished Form (such activities, collectively, “Packaging”), including all packaging and labeling of such Licensed Product for use in the Field in the Territory and for all costs associated therewith. As of the Effective Date of this Agreement, Licensee shall assume responsibility for all costs associated with Packaging activities. Upon Licensee’s request, Akebia will, at Akebia’s reasonable discretion, provide reasonable cooperation and technical assistance in order to support the tech transfer to Licensee’s representatives of Akebia Know-How necessary to support Licensee’s analytical methods and stability testing of the Licensed Product in furtherance of Licensee’s Packaging activities; provided that Licensee will provide to Akebia any information, data, and reports relating to Licensee’s analytical methods and stability testing of the Licensed Product. In the event such technology transfer requires more resources of Akebia than that which would be considered reasonable and standard in the industry, upon Akebia’s request, prior to Akebia providing further assistance, the Parties shall agree to the terms upon which Licensee will reimburse Akebia for all out-of-pocket costs incurred by or on behalf of Akebia in connection with such technology transfer going forward.
8.1.3    Manufacture of Drug Product Using Drug Substance. Licensee has the right and responsibility, at its sole cost and expense, to Manufacture Drug Product using the Drug Substance supplied to Licensee by or on behalf of Akebia under the Drug Substance Supply Agreement and solely in the Field in the Territory during the Term. Notwithstanding any provision to the contrary set forth in Section 2.2 (Rights or Licensee to Grant Sublicenses), Licensee may not sublicense (including to contract manufacturers) its rights to Manufacture Drug Product without the express written consent of Akebia. The Parties will conduct Technology Transfer (as defined in the Drug Substance Supply Agreement) with respect to the Manufacture of Drug Product in accordance with the applicable provisions of the Drug Substance Supply Agreement, including Section 5.4 (Technology Transfer).
8.1.4    Future Supply Agreement. Upon Akebia’s request, the Parties will discuss in good faith the terms of a supply agreement pursuant to which Licensee would

CONFIDENTIAL

supply such Licensed Product to Akebia on commercially reasonable to be negotiated by the Parties in good faith. Under any such supply agreement pursuant to which Licensee would supply Licensed Product to Akebia, the transfer price will not exceed [**].
8.1.5    Arising DP Technology. Notwithstanding the terms of Section 10.3 or any provision to the contrary set forth in the Drug Substance Supply Agreement, Akebia will solely own all rights, title, and interests in and to any (a) Know-How (including any Improvement) that is developed or invented during the Term in the Manufacture of Drug Product or the conduct of the Technology Transfer (as defined in the Drug Substance Supply Agreement), in each case, whether solely by a Party or its Representatives or joint by at least one Representative of Akebia and at least one Representative of Licensee and (b) any Patent Rights that Cover any such Know-How (all such Know-How and Patent Rights, collectively, the “Arising DP Technology”). All Know-How included in the Arising DP Technology will be included in the Akebia Know-How and all such Patent Rights included in the Arising DP Technology will be included in the Akebia Patent Rights. Licensee will and hereby does assign to Akebia, and Akebia hereby accepts, all of Licensee’s rights, title, and interests in, to and under any Arising DP Technology. To the extent Licensee is unable to assign any Arising DP Technology to Akebia as aforesaid due to restrictions under Applicable Law, Licensee will, and hereby does, grant to Akebia and its Affiliates an irrevocable, perpetual, fully-paid-up, royalty-free, exclusive license under such Arising DP Technology for use in all fields worldwide and without further obligation or liability to Licensee. Licensee, at Licensee’s sole cost and expense, will provide Akebia with all reasonably requested assistance to effect the foregoing assignment and will execute any and all documents necessary to perfect such assignment. In addition, Licensee will promptly disclose to Akebia any information, invention, data, or discovery (regardless of whether patentable or copyrightable), innovation, communication, or report, that is developed or invented by or on behalf of Licensee in the Manufacture of Drug Product.
d.    Section 8.3 of the License Agreement is hereby amended by deleting the first sentence and replacing it with the following:
8.3    Quality Agreement. Prior to delivery of any Licensed Product or Drug Substance under the Supply Agreement or Drug Substance Supply Agreement, respectively, the Parties will also enter into one or more quality technical agreements (each a “Quality Agreement”) containing reasonable and customary terms and conditions regarding quality assurance and quality control and compliance with GMP and GCP (as applicable).

CONFIDENTIAL

e.    Section 17.5 of the Agreement is hereby deleted in its entirety and replaced with the following:
17.5    Entire Agreement; Amendment. This Agreement, together with all exhibits and schedules attached hereto, the Supply Agreement, the Drug Substance Supply Agreement, any Quality Agreement, and any Pharmacovigilance Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof (including that certain Confidential Disclosure Agreement between the Parties dated [**] (“Confidential Disclosure Agreement”)); provided that all information shared by the Parties pursuant to the Confidential Disclosure Agreement will be Confidential Information under this Agreement, and the use and disclosure thereof will be governed by Article XIII. (Confidentiality). This Agreement will not be modified, or amended, except by another agreement in writing executed by the Parties.
2.    Capitalized Terms. All capitalized terms used but not defined herein shall have meaning set forth in the License Agreement, except where noted otherwise.
3.    No Other Changes. Except as otherwise provided herein, all provisions of the Agreement, as amended shall remain in full force and effect.
4.    Governing Law. This Amendment #1, and the rights of the Parties hereunder, will be construed under and governed by the laws of England and Wales, exclusive of its conflicts of laws principles.
5.    Counterparts. This Amendment #1 may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Each Party may execute this Amendment #1 in Adobe™ Portable Document Format (PDF) or other electronic signature sent by electronic mail, including DocuSign®. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

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CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Amendment #1 to the License Agreement effective as of the Amendment Effective Date written above.

AKEBIA THERAPEUTICS, INC.		MEDICE Arzneimittel Pütter GmbH & Co. KG
By:	/s/ John P. Butler	By:	/s/ Andreas Kellermann
Name:	John P. Butler	Name:	Andreas Kellermann
Title:	President and Chief Executive Officer	Title:	Head Corporate Legal

		By:	/s/ Hansjörg Jakubetz
		Name:	Hansjörg Jakubetz, PhD
		Title:	Head Alliance Management

[Signature page to Amendment #1 to License Agreement]